                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Third Quarter Results
•Third quarter EPS per diluted share of $0.15; best third quarter performance since 2016
•Total Company third quarter sales increased 29% year-over-year
•Gross margin rate improved to 40.7%; highest third quarter level since 2014
•SG&A as a percent of sales of 35.7%; lowest level since 2018
•Year-to-date income from operations of $50 million; higher than full year 2019
•Repaid one-third of outstanding long-term debt and ended quarter with $137.5M of cash and marketable securities

Fort Myers, FL - November 30, 2021 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the fiscal 2021 thirteen weeks ended October 30, 2021 (the “third quarter”).
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “The third quarter represents our best third quarter earnings performance since 2016. We delivered robust year-over-year comparable sales growth across all three brands, produced our best third quarter gross margin performance since 2014 and continued our disciplined expense management. This performance clearly demonstrates the extraordinary progress we are making against our turnaround plan.”
“Our third quarter comparable sales growth of 28% was driven by outperformance in store and digital sales channels. The sales growth was propelled by meaningful enhancements in product and marketing, which continued to significantly drive full-price selling,” Langenstein continued. Customers are enthusiastically responding to our elevated quality and styling at both Chico's® and White House Black Market®, as indicated by our third quarter comparable sales growth of 23% and 33%, respectively, on meaningfully lower inventory levels. At both apparel brands, we achieved significantly faster sell-through rates, increased productivity, more full-priced sales and higher maintained margins. Soma® posted a 30% comparable sales increase over last year’s third quarter and a remarkable 44% increase over the third quarter of 2019, marking five consecutive quarters of comparable sales growth at Soma. To continue driving the Soma business forward, we have invested in inventory, capital and staffing, to position us to capture additional market share and to become one of the largest intimate apparel brands in the U.S. ”
Langenstein concluded, “We are a digital-first, customer-led company with a clear path for profitable growth. We have three unique brands, each with their own opportunities for expanding their customer bases, market share and sales. We continue to improve our operating performance, strengthen our balance sheet and build our team and infrastructure. We believe we are poised to generate shareholder value over the long term and look forward to continued success ahead."

Business Highlights
The Company’s third quarter highlights include:
•Robust results: Chico's FAS continued its profitable growth, posting $0.15 net income per diluted share for the third quarter, compared to a $0.48 net loss per diluted share for the thirteen weeks ended October 31, 2020 ("last year's third quarter") and a $0.07 net loss per diluted share for the thirteen weeks ended

November 2, 2019 (the "third quarter of fiscal 2019"; as a pre-pandemic reference). The current quarter earnings represent the best third quarter performance since 2016.
•Continued improving sales performance at Chico's: Comparable sales at Chico's increased 23.3% over last year's third quarter. Chico's continued to benefit from elevated product styling and quality enhancements, and customers particularly responded enthusiastically to denim, wovens and sweaters. Inventories remained lean, which fueled high productivity and increased full-price sales in the quarter.
•Continued improving sales performance at White House Black Market ("WHBM"): Comparable sales at WHBM grew 33.4% over last year's third quarter. WHBM continued to benefit from elevated quality and product enhancements, and customers particularly responded to denim and new jacket silhouettes. Inventories remained lean, which fueled high productivity and increased full-price sales in the quarter.
•Continued exceptional sales growth at Soma: Soma posted a 30.2% comparable sales increase over last year's third quarter and a remarkable 43.5% comparable sales increase over the third quarter of fiscal 2019. Data from market research firm NPD Group Inc. shows that Soma’s growth continues to outpace the market in non-sport bras, panties and sleepwear. Management believes this research, along with recent performance, is a clear indication that Soma is well positioned to continue capturing additional market share and grow into a billion dollar brand.
•Enhanced marketing continued to drive traffic as well as new customers: Chico's FAS continued to elevate its marketing efforts, allocating more resources to digital storytelling, influencers and other social efforts. These enhanced marketing initiatives are driving more customers to our brands, with our total customer count up nearly 8% from the third quarter last year, and their average age continues to trend younger than existing customers.
•Strong balance sheet: The Company ended the third quarter with more than $137 million in cash and marketable securities, even after repaying $50 million of long-term debt during the quarter.
•Improved gross margin: The third quarter gross margin rate rose to 40.7%, the best third quarter performance since fiscal 2014, driven by higher full-price sales, less promotional activity, strategic inventory management and improved leverage of occupancy costs on higher sales, partially offset by increases in raw materials and freight costs.
•Continued cost discipline: Selling, general and administrative ("SG&A") expenses declined to 35.8% of net sales for the third quarter, an improvement over the third quarter rates of both fiscal 2020 and 2019, reflecting the impact of cost savings initiatives put in place in prior years, continued cost discipline efforts and sales leverage.
•Obtained additional rent reductions: In the first nine months of fiscal 2021, Chico's FAS obtained approximately $22 million in incremental savings from landlords. This is in addition to the $65 million of reductions and abatements negotiated during fiscal 2020, for a total savings of $87 million. We believe these renegotiated store leases will provide an occupancy tailwind and will further enhance store profitability.

Overview of Financial Results
For the third quarter, the Company reported net income of $18.2 million, or $0.15 per diluted share, compared to a net loss of $55.9 million, or $0.48 per diluted share for last year’s third quarter. The Company reported a third quarter adjusted net income of $22.1 million, or $0.18 per share, excluding $3.9 million after-tax in legal settlement charges during the third quarter, as presented in the accompanying GAAP to non-GAAP reconciliation. Last year’s third quarter net loss included $6.3 million, or $0.06 per share, in significant after-tax non-cash impairment charges as presented in the accompanying Summary of Significant Non-Cash Charges table.

For the thirty-nine weeks ended October 30, 2021, the Company reported net income of $35.5 million, or $0.29 per diluted share, compared to a net loss of $281.0 million, or $2.43 per diluted share, for the thirty-nine weeks ended October 31, 2020. The Company reported an adjusted net income of $39.4 million, or $0.32 per share, excluding $3.9 million after-tax in legal settlement charges during the thirty-nine weeks ended October 30, 2021 as presented in the accompanying GAAP to non-GAAP reconciliation. Net loss for the thirty-nine weeks ended October 31, 2020 included $153.7 million, or $1.33 per share, in significant after-tax non-cash charges as presented in the accompanying Summary of Significant Non-Cash Charges table.

Sales
For the third quarter, net sales were $453.6 million compared to $351.4 million in last year’s third quarter. This 29.1% improvement primarily reflects the decline in store sales during last year’s third quarter as a result of the pandemic and higher full-price sales in the current year partially offset by 31 net permanent store closures since last year’s third quarter.
Total Company comparable sales for the third quarter compared to the third quarter of fiscal 2019 declined 2.7%, with Soma improving 43.5% and Chico’s and WHBM decreasing 16.2% and 4.9%, respectively. Total Company on-hand inventories at the end of the third quarter compared to the third quarter of fiscal 2019 were down 18.8%, with Soma up 36.6% and Chico’s and WHBM down 46.2% and 38.8%, respectively; correlating sales and on-hand inventory.

Comparable Sales (1)

	Thirteen Weeks Ended
	October 30, 2021
	Compared to Fiscal 2020	Compared to Fiscal 2019
Chico's	23.3%	(16.2)%
White House Black Market	33.4	(4.9)
Soma	30.2	43.5
Total Company	27.9	(2.7)
(1) The Company is not providing comparable sales figures for the thirty-nine weeks ended October 30, 2021 compared to the thirty-nine weeks ended October 31, 2020 as it is not a meaningful measure due to the significant impact of the pandemic during the thirty-nine weeks ended October 31, 2020.

Gross Margin
For the third quarter, gross margin was $184.4 million, or 40.7% of net sales, compared to $77.2 million, or 22.0% of net sales, in last year’s third quarter. The year-over-year improvement in gross margin rate primarily reflects higher full-price sales, less promotional activity, strategic inventory management and improved leverage of occupancy costs on higher sales, partially offset by increases in raw materials and freight costs.

Selling, General and Administrative Expenses
    For the third quarter, SG&A expenses were $162.5 million, or 35.8% of net sales, compared to $153.1 million, or 43.6% of net sales, for last year’s third quarter, primarily reflecting the benefit of fiscal 2020 cost savings initiatives and sales leverage, slightly offset by the impact of $3.9 million in pre-tax litigation settlement charges for the third quarter and pre-tax impairment charges in last year’s third quarter. Excluding the impact of the $3.9 million pre-tax litigation settlement charges in 2021, adjusted third quarter SG&A expenses as a percent of sales was 35.0% compared to 37.3% in the third quarter of fiscal 2019.

Income Taxes
    For the third quarter, the effective tax rate was 9.9% compared to 26.9% for last year’s third quarter. The 9.9% effective tax rate primarily reflects a change in estimate from the second quarter due to an increase in annual projected deferred tax assets on which a full valuation allowance exists, offset by a 2020 fiscal provision to return benefit due to the reversal of a valuation allowance related to 2020 temporary differences and the rate differential provided by the Coronavirus Aid, Relief, and Economic Security ("CARES") Act. The 26.9% effective tax rate for last year’s third quarter includes the annual benefit of the fiscal 2020 pre-tax loss due to the CARES Act, which was slightly offset by the impact of nondeductible book goodwill impairment charges.

Cash, Marketable Securities and Debt
At the end of the second quarter of fiscal 2021, cash and marketable securities totaled $137.2 million. The $0.3 million increase in third quarter cash and marketable securities compared to the second quarter primarily reflects cash flow from operating activities offset by a principal payment of $50.0 million on debt in the third quarter.
At the end of the third quarter, cash and marketable securities totaled $137.5 million compared to $145.2 million at the end of last year’s third quarter. Debt at the end of the third quarter totaled $99.0 million compared to $149.0 million at the end of last year’s third quarter.

Inventories
    At the end of the third quarter, inventories totaled $277.7 million compared to $256.5 million at the end of last year’s third quarter and $277.5 million at the end of the third quarter of fiscal 2019. The $21.2 million, or 8.3%, increase from last year’s third quarter primarily reflects strategic inventory management to align assortments with consumer demand to support the Company’s sales growth.

Fiscal 2021 Fourth Quarter Outlook
For the fiscal 2021 fourth quarter the Company currently expects:
•Consolidated net sales of $495 million to $510 million;
•Gross margin rate as a percent of net sales of 33.0% to 34.5%;
•SG&A expenses as a percent of net sales of 32.3% to 32.8%;
•Effective income tax rate of 33.0%; and
•Earnings per diluted share of $0.00 to $0.05.

Conference Call Information
The Company is hosting a live conference call on Tuesday, November 30, 2021 beginning at 8:00 a.m. ET to review the operating results for the third quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 1141281, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
    Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, White House Black Market and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.

    Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnectTM, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
    As of October 30, 2021, the Company operated 1,279 stores in the U.S. and sold merchandise through 59 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.
    To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. . These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2021 Fourth Quarter Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:
The effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations; the extent, availability and effectiveness of any pandemic stimulus packages or loan programs, including the CARES Act; the ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates and taxes; general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including market demand and overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of styles and in-store and online concepts; competition in the markets in which we operate, including our ability to remain competitive with customer shipping terms and costs; customer traffic at our stores; fluctuations in foreign currency exchange rates; significant changes in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; the quality and timeliness of merchandise received from suppliers; our ability to manage our store fleet, including achieving the expected results of store openings or store closures; our ability to appropriately manage our inventory and allocation processes and leverage targeted promotions; our ability to maintain our cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business and brand strategies, awareness, merchandising and marketing programs including, but not limited to, the Company’s turnaround strategy, retail fleet optimization plan, sales initiatives and multi-channel strategies and five operating priorities for fiscal 2021, which are: 1) continuing our ongoing digital transformation; 2) further refining product through fit, quality, fabric and innovation in each of our brands; 3) driving increased customer engagement through marketing; 4) maintaining our operating and cost discipline; and 5) further enhancing the productivity of our real estate portfolio; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers, including significant economic labor, political or other shifts (including the impact of changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with any domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; the ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; the successful recruitment of leadership and transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our intellectual property rights and to protect our reputation and brand images; unanticipated changes in legal, regulatory or tax laws; and our ability to comply with the terms of our Credit Agreement, which includes restrictive provisions limiting our flexibility in operating our business and obtaining credit on reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235

tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$203,505	44.9%	$163,847	46.6%	$601,914	45.8%	$434,868	46.4%
White House Black Market	138,159	30.4	104,024	29.6	364,250	27.7	270,197	28.8
Soma	111,980	24.7	83,545	23.8	347,500	26.5	232,789	24.8
Total Net Sales	453,644	100.0	351,416	100.0	1,313,664	100.0	937,854	100.0
Cost of goods sold	269,205	59.3	274,252	78.0	820,973	62.5	827,019	88.2
Gross Margin	184,439	40.7	77,164	22.0	492,691	37.5	110,835	11.8
Selling, general and administrative expenses	162,469	35.8	153,096	43.6	442,637	33.7	390,571	41.6
Goodwill and intangible impairment charges	—	0.0	—	0.0	—	0.0	113,180	12.1
Income (Loss) from Operations	21,970	4.9	(75,932)	(21.6)	50,054	3.8	(392,916)	(41.9)
Interest expense, net	(1,744)	(0.4)	(536)	(0.2)	(5,170)	(0.4)	(1,387)	(0.1)
Income (Loss) before Income Taxes	20,226	4.5	(76,468)	(21.8)	44,884	3.4	(394,303)	(42.0)
Income tax provision (benefit)	2,000	0.5	(20,600)	(5.9)	9,400	0.7	(113,300)	(12.0)
Net Income (Loss)	$18,226	4.0%	$(55,868)	(15.9)%	$35,484	2.7%	$(281,003)	(30.0)%
Per Share Data:
Net income (loss) per common share - basic	$0.15		$(0.48)		$0.30		$(2.43)
Net income (loss) per common and common equivalent share – diluted	$0.15		$(0.48)		$0.29		$(2.43)
Weighted average common shares outstanding – basic	117,304		116,174		117,005		115,887
Weighted average common and common equivalent shares outstanding – diluted	123,166		116,174		121,897		115,887
Dividends declared per share	$—		$—		$—		$0.09

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 30, 2021	January 30, 2021	October 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$134,458	$90,791	$126,497
Marketable securities, at fair value	3,006	18,559	18,667
Inventories	277,738	203,983	256,542
Prepaid expenses and other current assets	51,841	30,565	36,766
Income taxes receivable	13,125	58,140	56,774
Total Current Assets	480,168	402,038	495,246
Property and Equipment, net	199,853	241,370	256,715
Right of Use Assets	494,808	586,061	582,074
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	6,164
Other assets, net	25,413	24,049	37,839
Total Other Assets	46,773	45,409	60,363
	$1,221,602	$1,274,878	$1,394,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$172,897	$116,506	$147,354
Current lease liabilities	177,563	194,551	208,351
Other current and deferred liabilities	140,982	120,729	123,474
Total Current Liabilities	491,442	431,786	479,179
Noncurrent Liabilities:
Long-term debt	99,000	149,000	149,000
Long-term lease liabilities	415,458	515,797	509,118
Other noncurrent and deferred liabilities	6,647	11,863	14,284
Deferred taxes	1,500	1,313	52
Total Noncurrent Liabilities	522,605	677,973	672,454
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,225	1,197	1,199
Additional paid-in capital	505,419	498,488	496,993
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	195,306	159,765	238,877
Accumulated other comprehensive gain	—	64	91
Total Shareholders’ Equity	207,555	165,119	242,765
	$1,221,602	$1,274,878	$1,394,398

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$35,484	$(281,003)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Goodwill and intangible impairment charges	—	113,180
Inventory write-offs	374	59,687
Depreciation and amortization	39,662	48,536
Non-cash lease expense	139,116	163,072
Exit of frontline Canada operations	—	498
Right of use asset impairment	—	3,236
Loss on disposal and impairment of property and equipment, net	1,432	27,554
Deferred tax benefit	190	(18,409)
Share-based compensation expense	8,836	5,600
Changes in assets and liabilities:
Inventories	(74,129)	(71,004)
Prepaid expenses and other assets	(13,830)	(2,704)
Income tax receivable	45,015	(49,643)
Accounts payable	56,503	12,923
Accrued and other liabilities	16,643	19,097
Lease liability	(166,990)	(94,500)
Net cash provided by (used in) operating activities	88,306	(63,880)
Cash Flows from Investing Activities:
Purchases of marketable securities	(269)	(5,351)
Proceeds from sale of marketable securities	15,753	50,500
Purchases of property and equipment	(8,246)	(9,537)
Net cash provided by investing activities	7,238	35,612
Cash Flows from Financing Activities:
Proceeds from borrowings	—	255,500
Payments on borrowings	(50,000)	(149,000)
Payments of debt issuance costs	—	(4,279)
Proceeds from issuance of common stock	—	412
Dividends paid	—	(10,701)
Payments of tax withholdings related to share-based awards	(1,877)	(1,133)
Net cash (used in) provided by financing activities	(51,877)	90,799
Effects of exchange rate changes on cash and cash equivalents	—	(6)
Net increase in cash and cash equivalents	43,667	62,525
Cash and Cash Equivalents, Beginning of period	90,791	63,972
Cash and Cash Equivalents, End of period	$134,458	$126,497

Supplemental Detail on Net Income (Loss) Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income (loss) per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income (loss) per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income (loss) per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and thirty-nine weeks ended October 30, 2021 and October 31, 2020, potential common shares were excluded from the computation of diluted income (loss) per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income (loss) per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (loss) (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Numerator
Net income (loss)	$18,226	$(55,868)	$35,484	$(281,003)
Net income and dividends declared allocated to participating securities	(123)	—	(313)	(173)
Net income (loss) available to common shareholders	$18,103	$(55,868)	$35,171	$(281,176)

Denominator
Weighted average common shares outstanding – basic	117,304	116,174	117,005	115,887
Dilutive effect of non-participating securities	5,862	—	4,892	—
Weighted average common and common equivalent shares outstanding – diluted	123,166	116,174	121,897	115,887

Net income (loss) per common share (1):
Basic	$0.15	$(0.48)	$0.30	$(2.43)
Diluted	$0.15	$(0.48)	$0.29	$(2.43)
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of net income (loss) per basic and diluted common share may not equal the sum of the quarters.

GAAP to Non-GAAP Reconciliation
    The Company reports information in accordance with U.S. generally accepted accounting principles (“GAAP”). However, this press release includes non-GAAP financial measures that are not based on any standardized methodology prescribed by GAAP. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the Company’s GAAP financial results, and the Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the unfavorable impact of litigation settlement charges.
A reconciliation of net income and income per diluted share on a GAAP basis to adjusted net income and adjusted net income per diluted share on a non-GAAP basis, SG&A expenses as a percent of sales and adjusted SG&A expenses as a percent of sales for the thirteen and thirty-nine weeks ended October 30, 2021 is presented in the table below:

GAAP to Non-GAAP Reconciliation of Adjusted Net Income and Adjusted Net Income Per Diluted Share and Adjusted Selling, General and Administrative Expenses, percent of sales
(Unaudited)
(in thousands)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	October 30, 2021
Net Income:

Net Income GAAP basis	$18,226	$35,484
Litigation settlement charges	3,910	3,910
Adjusted Net Income (Non-GAAP adjusted basis)	$22,136	$39,394

Net income per common and common equivalent share - diluted:

Net income per common and common share equivalent (GAAP basis)	$0.15	$0.29
Litigation settlement charges	0.03	0.03
Adjusted net income per common share equivalent (Non-GAAP adjusted basis)	$0.18	$0.32

Selling, general and administrative expenses, percent of sales:

Selling, general and administrative expenses, percent of sales (GAAP basis)	35.8%	33.7%
Litigation settlement charges	(0.8)	(0.3)
Adjusted selling, general and administrative expenses percent of sales (Non-GAAP adjusted basis)	35.0%	33.4%

Supplemental Detail on Significant Non-Cash Fiscal 2020 Charges
A summary of significant non-cash charges related to the impact of the pandemic on results for the thirteen and thirty-nine weeks ended October 31, 2020 is presented in the tables below:

Summary of Significant Non-Cash Charges (1)
(Unaudited)

	Thirteen Weeks Ended
	October 31, 2020
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Selling, general and administrative expenses:
Other long-lived asset impairment (2)	$8,383	2.4%	$6,303	$0.06
Total significant charges impacting selling, general and administrative expenses	8,383	2.4	6,303	0.06
Total significant non-cash charges	$8,383	2.4%	$6,303	$0.06

	Thirty-Nine Weeks Ended
	October 31, 2020
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	5.9%	$34,107	$0.29
Long-lived store asset impairment (3)	18,493	2.0	13,905	0.12
Right of use store asset impairment	2,442	0.3	1,836	0.02
Total significant charges impacting gross margin	76,292	8.2	49,848	0.43
Selling, general and administrative expenses:
Other long-lived asset impairment (2)	8,383	0.9	6,303	0.06
Total significant charges impacting selling, general and administrative expenses	8,383	0.9	6,303	0.06
Goodwill and intangible impairment charges:
Goodwill impairment	80,414	8.6	72,900	0.63
Indefinite-lived asset impairment	32,766	3.5	24,637	0.21
Total significant goodwill and intangible impairment charges	113,180	12.1	97,537	0.84
Total significant non-cash charges	$197,855	21.2%	$153,688	$1.33
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Includes impairment on capitalized implementation costs related to our cloud computing arrangements and other technology-related assets.
(3) Primarily includes impairment on leasehold improvements at certain underperforming stores.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended October 30, 2021
(Unaudited)

	July 31, 2021	New Stores	Closures	October 30, 2021
Store Count:
Chico’s frontline boutiques	508	—	(2)	506
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	341	—	(1)	340
WHBM outlets	54	—	—	54
Soma frontline boutiques	240	—	(2)	238
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,284	—	(5)	1,279

	July 31, 2021	New Stores	Closures	Other Changes in SSF	October 30, 2021
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,385,742	—	(4,323)	—	1,381,419
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	799,823	—	(2,522)	—	797,301
WHBM outlets	112,724	—	—	—	112,724
Soma frontline boutiques	452,799	—	(4,026)	—	448,773
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,095,338	—	(10,871)	—	3,084,467
As of October 30, 2021, the Company’s franchise operations consisted of 59 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended October 30, 2021
(Unaudited)

	January 30, 2021	New Stores	Closures	October 30, 2021
Store count:
Chico’s frontline boutiques	517	—	(11)	506
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	347	—	(7)	340
WHBM outlets	56	—	(2)	54
Soma frontline boutiques	241	—	(3)	238
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,302	—	(23)	1,279

	January 30, 2021	New Stores	Closures	Other Changes in SSF	October 30, 2021
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,411,356	—	(29,937)	—	1,381,419
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	814,157	—	(16,856)	—	797,301
WHBM outlets	117,484	—	(4,760)	—	112,724
Soma frontline boutiques	454,557	—	(5,784)	—	448,773
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,141,804	—	(57,337)	—	3,084,467
As of October 30, 2021, the Company’s franchise operations consisted of 59 international retail locations in Mexico and 2 domestic airport locations.